UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549





                                    FORM 8-K
                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



       Date of Report (Date of earliest event reported): January 19, 2000


                                CPS SYSTEMS, INC.

             (Exact name of registrant as specified in its charter)



       Texas                       00-113959                 75-1607857
   ----------------               ------------              --------------
    (State or other               (Commission             (I.R.S. Employer
    jurisdiction of                File Number)           Identification No.)
    incorporation or
    organization)


                            3400 Carlisle, Suite 500
                               Dallas, Texas 75204

                    (Address of principal executive offices)

                                 (214) 855-5277

              (Registrant's telephone number, including area code)

Item 3.  BANKRUPTCY OR RECEIVERSHIP.

     On January 19, 2000, CPS Systems, Inc. (the "Company") filed a voluntary petition for protection under Chapter 11 of the Federal Bankruptcy Code in the U.S. Bankruptcy Court for the Northern District of Texas in Dallas. In unison with the filing the Company announced that it has entered into an agreement with Tyler Technologies, Inc. ("Tyler") whereby Tyler has agreed to purchase substantially all of the Company's assets through this bankruptcy process. The sale is subject to bankruptcy court approval and to the receipt of higher and better offers for the Company's assets.

     Under the purchase agreement, Tyler would (a) contribute to the Company's capital approximately $1.6 million in Tyler loans and accumulated interest made to the Company, (b) pay off the Company's senior note payable (Hanifen Imhoff Mezzanine Fund) and accumulated interest of approximately $2.3 million in Tyler stock or cash, (c) provide interim debtor-in-possession financing to the Company during the bankruptcy process, and (d) pay an additional $2.8 million to the Company subtracted by any funds received from the debtor-in-possession funding. With total debt obligation exceeding $12.5 million, the Company's common stock will retain no value as a result of the purchase agreement described above.

     A copy of the Company's press release related to the foregoing matters has been filed with the SEC as an exhibit to this Form 8-K.

Item 7.  FINANCIAL STATEMENTS AND EXHIBITS

(c)      Exhibits

         20.1  Press  Release  pertaining  to  voluntary   reorganization  under
               Chapter 11.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                     CPS SYSTEMS, INC.



Date:    February 03, 2000             By:   /s/ Kevin L. Figge
                                             ----------------------------------
                                       Title:   Vice President & Chief
                                                Financial Officer
                                                (Chief Financial Officer)